UNITED STATES
SECEURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2017

Continental Building Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36293	61-1718923
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

12950 Worldgate Drive, Suite 700, Herndon, VA	20170
(Address of principal executive offices)	(Zip Code)

(703) 480-3800
(Registrant's telephone number, including the area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On March 10, 2017, the Board of Directors (the "Board") of Continental Building Products, Inc. (the "Company") elected Mr. Ira Strassberg to the Board, and in connection with his election, expanded the Board to seven members. Mr. Strassberg will serve as a Class II director with a term ending at the Company’s 2019 annual meeting of stockholders. The Board affirmatively determined that Mr. Strassberg is independent under the New York Stock Exchange corporate governance rules. Mr. Strassberg will receive the standard compensation package paid to the Company’s independent directors consisting of an annual retainer of $50,000 and an annual equity grant with a target value of $75,000 for 2017. Mr. Strassberg has no family relationship with any of the Company’s executive officers or directors, and has not engaged in any related party transaction with the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K. There were no understandings or other agreements or arrangements between Mr. Strassberg and any other person pursuant to which Mr. Strassberg was elected as a director.

Mr. Strassberg has served as Chief Financial Officer for Cantor Commercial Real Estate Company L.P. (CCRE), a commercial real estate finance firm, since 2014, and as Chief Financial Officer for Berkeley Point Capital LLC, a commercial real estate finance firm specializing in multifamily housing that is an indirect wholly owned subsidiary of CCRE, since 2012. From 2008 to 2012 Mr. Strassberg served as Senior Vice President and Multifamily Chief Financial Officer for Fannie Mae. From 2006 to 2008 Mr. Strassberg served as Chief Financial Officer for Walker & Dunlop, a commercial real estate financial services provider.

Retirement of Executive Officer

On March 15, 2017, David Obergefell, Senior Vice President Manufacturing, retired from the Company, and Bruce Major, formerly Vice President, Strategy and Strategic Sourcing, has been appointed Senior Vice President, Manufacturing and Strategic Sourcing of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Continental Building Products, Inc.

March 15, 2017	/s/ Timothy A. Power
Date	Timothy A. Power
Senior Vice President, General Counsel and Secretary